Exhibit 10.17
     THIRD AMENDMENT AND CONSENT dated as of October 25, 2006 (“Amendment”), to the SECOND LIEN FINANCING AGREEMENT, dated as of July 15, 2005 (as amended, modified or supplemented from time to time, the “Financing Agreement”), among HORSEHEAD CORPORATION (f/k/a Horsehead Corp. and Horsehead Acquisition Corp.), a Delaware corporation (the “Company”), HORSEHEAD INTERMEDIARY CORP., a Delaware corporation (“Horsehead Intermediary”), CHESTNUT RIDGE RAILROAD CORP., a Delaware corporation (together with the Company and Horsehead Intermediary, the “Credit Parties”) and CML I, LLC (as successor by assignment to Contrarian Service Company, LLC) (“CML”) and Contrarian Financial Service Company, LLC (“CFSC”). Terms which are capitalized in this Amendment and not otherwise defined shall have the meanings ascribed to such terms in the Financing Agreement.
     WHEREAS, the Credit Parties have requested that CML (i) amend certain provisions of the Financing Agreement, and consent to the payment by the Company of certain fees and the payment by the Company and Horsehead Intermediary of a special dividend, in each case effective on the First Effective Date, as hereinafter defined, and (ii) amend certain other provisions of the Financing Agreement, and consent to the payment by the Company to Sun Capital Partners Management III, LLC (“SCP Management”) of a certain management fee, in each case in connection with a proposed 144A offering of common stock, par value $0.01 per share, of the Parent (the “Offering”) and effective on the Second Effective Date, as hereinafter defined, and CML is willing to amend such provisions of the Financing Agreement and provide such consents, in each case on the terms and subject to the conditions set forth herein.
     WHEREAS, (A) the Company and CML are parties to (i) the Trademark Security Agreement, dated as of July 15, 2005 (the “TSA”), (ii) the Patent Security Agreement, dated as of July 15, 2005 (the “PSA”), and (iii) the Stock Pledge Agreement, dated as of July 31, 2005 (the “HH Pledge Agreement”), and (B) Horsehead Intermediary and CML are parties to a Stock Pledge Agreement, dated as of July 15, 2005 (the “HI Pledge Agreement”);
     WHEREAS, CFSC has agreed to provide the Term B Loan (as defined below) to the Company and will become a party to the Financing Agreement, the TSA, the PSA, the HH Pledge Agreement, the HI Pledge Agreement and the other Loan Documents on the terms and conditions set forth herein;
     NOW, THEREFORE, in consideration of the mutual promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:
     Section One. Initial Amendments to Financing Agreement. Effective as of the First Effective Date (as defined in Section Five hereof), the Financing Agreement is hereby amended as follows:
          (a) Delete the definitions “Loan,” “Prepayment Premium,” and “Promissory Note,” and insert the following in lieu thereof:
          “Loan” shall mean, collectively, the Loan (as defined in Section 3.1(a)) and the Term B Loan.

          “Promissory Note” shall mean, collectively, a note in the form of Exhibit B attached hereto, executed and delivered by the Company to a Lender to evidence the term loan made by such Lender to the Company pursuant to this Financing Agreement.
          (b) Insert the following new definitions:
          “CFSC” shall mean Contrarian Financial Service Company, LLC, a Delaware limited liability company.
          “CML” shall mean CML I, LLC, a Delaware limited liability company.
          “First Effective Date” shall have the meaning provided to such term in the Third Amendment.
          “Lender” shall mean each of CFSC and CML.
          “Third Amendment” shall mean the Third Amendment and Consent to this Financing Agreement, dated as of October 25, 2006.
          “Term B Loan” shall have the meaning ascribed to such term in Section 3.1(c).
          (c) Clause (g) of the definition of the term Permitted Indebtedness is amended by deleting the phrase “Sixty-Four Million Dollars ($64,000,000)” and by substituting in lieu thereof the phrase “Ninety-Six Million Five Hundred Thousand Dollars ($96,500,000)”; and
          (d) Section 3.1 of the Financing Agreement is amended by inserting the following new clauses (c) and (d):
          “(c) CFSC agrees to make a term loan on the First Effective Date to the Company in the original aggregate principal amount of $30,000,000 (the “Term B Loan”) which shall be repayable in accordance with the terms of the Term B Promissory Note and shall be secured by all of the Collateral.
          (d) The Company shall not be entitled to reborrow any portion of the Term B Loan which is repaid or prepaid.”
          (e) Section 7.3 of the Financing Agreement is amended by deleting in its entirety subsection (d) thereof and substituting the following in lieu thereof:
               “(d) Capital Expenditures. To cause the Company and its consolidated subsidiaries not to contract for, purchase, make expenditures for, lease pursuant to a Capital Lease or otherwise incur obligations with respect to Capital Expenditures (whether subject to a security interest or otherwise) during any fiscal year of the Company in the aggregate amount in excess of the amount corresponding to such fiscal year as set forth below:

Fiscal Year:	Maximum Capital Expenditures:
2005	$10,340,000
2006	$16,500,000
2007	$44,000,000
2008	$16,500,000
2009 and thereafter	$12,100,000”
          (f) Schedule 7.4(h) is amended and restated as set forth on Exhibit A annexed to this Amendment.
     Section Two. Initial Consent. Notwithstanding any prohibition against the payment of dividends contained in Section 7.4(f) of the Financing Agreement, or the prohibition against the payment of management fees contained in Section 7.4 (i) of the Financing Agreement, the Agent and the Lenders hereby consent to the following transactions:
          (i) the payment by the Company, in cash, on or about the date hereof, of a management fee to SCP Management in the amount of $500,000 (the “First Management Fee”);
          (ii) the payment by the Company, in cash, on a regularly scheduled payroll date occurring on or before December 31, 2006, of management bonuses in the aggregate amount of $476,521.70 (the “Management Bonuses”);
          (iii) the payment in cash, on or about the date hereof, of a dividend (the “Permitted Dividend”) by the Company to Horsehead Intermediary in an amount equal to $49,023,478.30;
          (iv) the payment in cash, on or about the date hereof (utilizing the proceeds of the Permitted Dividend), of a dividend by Horsehead Intermediary to the Parent in an amount equal to the amount of the Permitted Dividend, a portion of the proceeds of which shall be used by the Parent in payment of the principal amount of certain indebtedness owing by the Parent to its shareholders (the “Shareholder Debt”), and the balance of the proceeds of which shall be distributed by the Parent to its shareholders as a special dividend; and
          (v) the payment in cash, on or about the date hereof, of a management fee by the Company to SCP Management in the amount of $5,000,000, as a prepayment of the management fees owing by the Company to SCP Management in 2007 (the “Second Management Fee”),

provided that (x) the First Management Fee and the Second Management Fee are paid in full on or about the date hereof, (y) all of the proceeds of the Permitted Dividend are distributed on or about the date hereof and either applied by the Parent in payment of the Shareholder Debt or declared and paid as a dividend by the Parent to its shareholders and (z) all of the proceeds of the Term B Loan in the aggregate principal amount of $30,000,000 (together with all of the proceeds of the loans made to the Company pursuant to the CIT Financing Agreement in the aggregate principal amount of $24,523,478.30) are used solely to pay the First Management Fee, the Second Management Fee, the Management Bonuses and the Permitted Dividend.
     Section Three. Representations and Warranties. Each of the Credit Parties warrants and represents to the Agent and each Lender as follows:
          (a) the execution, delivery and performance of this Amendment and the other documents described herein by such Credit Party are within its corporate powers, have been duly authorized by all necessary corporate action, and such Credit Party has received all necessary consents and approvals (if any shall be required) for the execution and delivery of this Amendment and such other documents;
          (b) upon the execution of this Amendment and the other documents described herein, this Amendment and such other documents shall constitute the legal, valid and binding obligation of such Credit Party, enforceable against such Credit Party in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency or similar laws affecting creditors’ rights generally and (ii) general principles of equity;
          (c) The payment of the Management Bonuses, the First Management Fee, the Second Management Fee and the Permitted Dividend and the consummation of the transactions contemplated thereby are and will be within the corporate powers of the Company and Horsehead Intermediary, and have been duly authorized by all necessary corporate action. At the time of consummation thereof, the payment of the Management Bonuses, the First Management Fee, the Second Management Fee, the Third Management Fee and the Permitted Dividend shall have been made in accordance with all applicable laws. At the time of consummation thereof, all consents and approvals of, and filings and registrations with, and all other actions in respect of, all governmental agencies, authorities or instrumentalities required in order to pay the Management Bonuses, the First Management Fee, the Second Management Fee, the Third Management Fee and the Permitted Dividend in accordance with all applicable laws have been obtained, given, filed or taken and are or will be in full force and effect;
          (d) On a pro forma basis, after giving effect to the payment of the Management Bonuses, the First Management Fee, the Second Management Fee, the Third Management Fee and the Permitted Dividend, and the incurrence by the Company of all Indebtedness under the Financing Agreement and the CIT Transaction Documents to be incurred by it in order to finance the payment of the Management Bonuses, the First Management Fee, the Second Management Fee, the Third Management Fee and the Permitted Dividend (i) the sum of the assets, at a fair valuation of the Company (on a consolidated basis with its consolidated subsidiaries) will exceed its debts, (ii) the Company (on a consolidated basis with its consolidated subsidiaries) has not incurred and does not intend to incur, nor believes that it will incur, debts beyond its ability to pay such debts as such debts mature and (iii) the Company (on a consolidated basis with its consolidated subsidiaries) will have sufficient capital with which to conduct its business. For purposes of this clause (d), (1) “debt” means any liability on a claim, and “claim” means (x) right to payment, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured; and (2) the amount of contingent liabilities at any time shall be computed as the amount that can reasonably be expected to become an actual or matured liability; and
          (e) no Default or Event of Default has occurred and is continuing.
Each Credit Party confirms, reaffirms and restates to CML and CFSC, as of the First Effective Date, each of the representations and warranties set forth in the Financing Agreement, except to the extent that such representations and warranties solely relate to a specific earlier date, in which case each Credit Party confirms, reaffirms and restates such representations and warranties as of such earlier date.
     Section Four. New Lender. (a) CFSC hereby:
          (i) confirms that it has received a copy of the Financing Agreement and the other Loan Documents, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Amendment;
          (ii) agrees that it will, independently and without reliance upon CML or any other lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Financing Agreement or any other Loan Document;
          (iii) agrees that it will perform in accordance with their terms all of the obligations that by the terms of the Financing Agreement are required to be performed by it as a Lender; and
          (iv) provides the following notice information for the purpose of the Financing Agreement:
Contrarian Financial Service Company, LLC
411 W. Putnam Avenue
Suite 225
Greenwich, CT 06830
Attn: Stephen J. Czech
Tel. No.:203-862-8241
Fax No.:203-413-6461
E-Mail:sczech@contrariancapital.com

          (b) On and after the First Effective Date, CFSC shall become a party to the Financing Agreement and the other Loan Documents to which a “Lender” thereunder is a party, and shall have the rights and obligations of a “Lender” thereunder.
          (c) On and after the First Effective Date, any reference to “Lender” in the TSA, PSA, HH Pledge Agreement and HI Pledge Agreement shall be deemed to include CML and CFSC.
     Section Five. Initial Conditions Precedent. The effectiveness of this Amendment and the provisions hereof are subject to the following conditions precedent, including, where applicable, that CFSC and CML shall have received the following documents and other items (all such documents and other items to be in form and substance satisfactory to CML and CFSC):
          (a) This Amendment duly executed by authorized representatives of each of the Credit Parties, CML and CFSC;
          (b) An amendment to the CIT Financing Documents covering such matters as may be reasonably satisfactory to CML and CFSC, duly executed by authorized representatives of each of the Credit Parties and Lenders under, and as defined in, the CIT Financing Agreement;
          (c) A Term B Promissory Note duly executed in favor of CFSC by an authorized representative of the Company;
          (d) A Third Amendment to the Contrarian Intercreditor Agreement, duly executed by CIT, CML and CFSC, covering such matters as may be reasonably satisfactory to CML and CFSC;
          (e) Amendments to each of the Mortgages duly executed by an authorized representative of the Company (or other Credit Party, if applicable);
          (f) A valuation report, prepared as of a recent date by Valuation Research Corporation, pursuant to which Valuation Research Corporation shall have set forth its analysis of the value of the Company, on a consolidated basis with its consolidated subsidiaries and as a going concern, which report shall be addressed to (among others) CML and CFSC;
          (g) A pro forma Consolidated Balance Sheet, prepared by or under the direction of, and certified by, the Company’s chief financial officer, which Consolidated Balance Sheet shall reflect that the Company and its consolidated subsidiaries have a net worth as defined in accordance with GAAP, of not less than $8,000,000, after giving effect to the payment of the Permitted Dividend, the First Management Fee, the Second Management Fee and the Third Management Fee;
          (h) Evidence that the execution, delivery and performance of this Amendment by each of the Credit Parties have been duly authorized by all necessary action, and that no amendment or other modification to the articles or certificate of incorporation or bylaws of any

Credit Party has been made since the date of the original delivery thereof to the Agent and that such documents (in the form delivered to CML and CFSC) remain in full force and effect; and
          (i) A written opinion of counsel for the Credit Parties addressed to CML and CFSC covering such matters as may be reasonably requested by CML and CFSC.
The date upon which all of the conditions precedent set forth in this Section Five shall have been satisfied is referred to herein as the “First Effective Date”.
     Section Six. Subsequent Amendment to Financing Agreement. Effective as of the Second Effective Date (as defined in Section Eight hereof), the definition of Permitted Distributions is amended by (i) deleting the word “and” at the end of clause (c) thereof, (ii) deleting the period at the end of clause (d) thereof, and substituting in lieu thereof a semi-colon, followed by the word “and” and (iii) inserting the following new clause (e) at the end thereof:
     “(e) dividends from the Company to Horsehead Intermediary, the proceeds of which are used solely by Horsehead Intermediary to fund the concurrent declaration and payment by Horsehead Intermediary of dividends to the Parent, the proceeds of which are used solely by the Parent to fund the payment of out-of-pocket costs and expenses (including reasonable fees and disbursements of attorneys and accountants) paid or incurred by the Parent, arising directly from and solely in connection with (i) the consummation of the Offering and the transactions contemplated to occur thereunder, and thereafter (ii) the obligation of the Parent, in accordance with the rules and regulations of the Securities Exchange Commission and the requirements of any national securities exchanges on which the Parent lists a class of equity securities, respectively, to make public disclosure from time to time of its results of operation and financial condition, on a consolidated basis with its subsidiaries, and other similar kinds of public reporting requirements, and listing requirements.”
     Section Seven. Subsequent Consent. Notwithstanding any prohibition against the payment of management fees contained in Section 7.4 (i) of the Financing Agreement, CFSC and CML hereby consent to the payment in cash, on or about the Second Effective Date, of a management fee by the Company to SCP Management (the “Third Management Fee”) in the amount of $4,500,000.
     Section Eight. Conditions Precedent to Subsequent Amendment to Financing Agreement and Subsequent Consent. The effectiveness of the amendment to the Financing Agreement set forth in Section Six of this Amendment, and to the consent contained in Section Seven of this Amendment, is subject to the following conditions precedent, including, where applicable, that the Agent shall have received the following documents and other items (all such documents and other items to be in form and substance satisfactory to CFSC and CML):

          (a) CFSC, CML and their counsel shall have received final versions of the offering memorandum for the Offering and all material documents and agreements to be executed or delivered by the Parent or the Credit Parties in connection with the Offering (such memorandum, together with such documents and agreements, collectively, the “Offering Documents”) and the Offering shall have been consummated in accordance with the terms of the Offering Documents;
          (b) Each of James Hensler and Robert Scherich shall have entered into an employment agreement with the Company substantially in the forms that CFSC and CML received and reviewed to their reasonable satisfaction prior to the First Effective Date, and the Company shall have delivered to CFSC and CML a fully executed copy of each such agreement; and
          (c) CFSC and CML shall have received a certificate executed by a duly authorized officer of the Company, stating that after giving effect to the consummation of the Offering, no Change of Control shall have occurred.
     The date upon which all of the conditions precedent set forth in this Section Eight shall have been satisfied is referred to herein as the “Second Effective Date”.
     Section Nine. Termination of Sun Management Agreement. Each Credit Party agrees (and warrants and represents that SCP Management has heretofore agreed) that the Sun Management Agreement shall be terminated effective as of the Second Effective Date, at which time the Sun Management Agreement shall cease to be of any further force or effect. Each Credit Party further agrees that (i) notwithstanding the terms of Section 7.4 (i) of the Financing Agreement, at all times after the Second Effective Date, such Credit Party shall not pay any management, consulting or other similar fees or compensation to SCP Management, make any Permitted Management Fee Payments, or pay any “Management Fee” as defined under the Sun Management Agreement and (ii) for avoidance of doubt, for purposes of calculating Consolidated EBITDA and Consolidated Fixed Charges for any fiscal quarter (each a “referenced fiscal quarter”) following the fiscal quarter during which the Second Effective Date occurs (x) no fees accrued or accruing under the Sun Management Agreement may be added back to Consolidated Net Income for such referenced fiscal quarter and (y) no amounts described in clause (i) of the defined term Consolidated Fixed Charges may be included in the calculation of Consolidated Fixed Charges for such referenced fiscal quarter. Finally, each Credit Party agrees that if the Offering is not consummated in accordance with the terms of the Offering Documents (a) the Sun Management Agreement, at the election of the parties thereto, may continue in full force and effect, in which event clauses (i) and (ii) contained in the previous sentence shall be null and void and (b) the Company and SCP Management shall reconcile, as soon as practicable after the basis for calculating the same becomes available, the amount of the Second Management Fee and settle between themselves any overpayment or underpayment thereof, based on the amount of the Permitted Management Fee Payment that would otherwise be due and payable by the Company to SCP Management in 2007, in accordance with the terms of the Sun Management Agreement.

     Section Ten. General Provisions.
          (a) Except as herein expressly amended, the Financing Agreement and all other agreements, documents, instruments and certificates executed in connection therewith, are ratified and confirmed in all respects and shall remain in full force and effect in accordance with their respective terms.
          (b) The execution, delivery and effectiveness of the consent contained in Section Two hereof shall not operate as a waiver of any right, power or remedy of CML under the Financing Agreement or any of the other Loan Documents, nor constitute a waiver of any other provision of the Financing Agreement or any of the other Loan Documents.
          (c) All references to the Financing Agreement and each other Loan Document shall mean the Financing Agreement as amended hereby and as hereafter amended, supplemented and modified from time to time.
          (d) This Amendment embodies the entire agreement between the parties hereto with respect to the subject matter hereof and supercedes all prior agreements, commitments, arrangements, negotiations or understandings, whether written or oral, of the parties with respect thereto.
          (e) This Amendment shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to the conflicts of law principles thereof.
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     IN WITNESS WHEREOF, the parties to this Amendment have signed below to indicate their agreement with the foregoing and their intent to be bound thereby.

HORSEHEAD CORPORATION
By:	/s/ Robert D. Scherich
	Name:	Robert D. Scherich
	Title:	CFO

HORSEHEAD INTERMEDIARY CORP.
By:	/s/ Robert D. Scherich
	Name:	Robert D. Scherich
	Title:	CFO

CHESTNUT RIDGE RAILROAD CORP.
By:	/s/ Robert D. Scherich
	Name:	Robert D. Scherich
	Title:	CFO

CML I, LLC
By:	Contrarian Funds, L.L.C., its sole member

By:	/s/ Janice M. Stanton
	Name:	Janice M. Stanton
	Title:	Member

By:	/s/ Stephen J. Czech
	Name:	Stephen J. Czech
	Title:	Managing Director

CONTRARIAN FINANCIAL SERVICE COMPANY, LLC
By:	Contrarian Capital Management, L.L.C., its Manager

By:	/s/ Janice M. Stanton
	Name:	Janice M. Stanton
	Title:	Member

By:	/s/ Stephen J. Czech
	Name:	Stephen J. Czech
	Title:	Managing Director

EXHIBIT A
Section 7.4(h) to Financing Agreement
Contribution Agreement, dated March 15, 2004, by and between Horsehead Corporation and Chestnut Ridge Railroad Corp.
Administrative Services Agreement, dated February 4, 2004, by an between Horsehead Corporation and Chestnut Ridge Railroad Corp.
Management Services Agreement, dated December 23, 2003, by and between Horsehead Corporation and Sun Capital Partners Management III, LLC
Agreement, dated as of October 25, 2006, by and between Horsehead Corporation and Sun Capital Partners Management III, LLC
Purchase/Placement Agreement to be entered into in connection with the Offering (as defined in the Fourth Amendment and Consent to Financing Agreement dated as of October 25, 2006) by and among Friedman, Billings, Ramsey & Co., Inc., Horsehead Holding Corp., Horsehead Intermediary Corp., Horsehead Corporation and Chestnut Ridge Railroad Corp.